As filed with the Securities and Exchange Commission on April 27, 2016

Registration No. 333-170414

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FRESH MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1311233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

628 Green Valley Road, Suite 500 Greensboro, North Carolina	27408
(Address of Principal Executive Offices)	Zip Code

THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN

THE FRESH MARKET, INC. EMPLOYEE STOCK PURCHASE PLAN

THE FRESH MARKET DEFERRED COMPENSATION PLAN AMENDED AND RESTATED

EFFECTIVE MARCH 1, 2010

(Full titles of the plans)

Scott Duggan

Senior Vice President and General Counsel

The Fresh Market, Inc.

628 Green Valley Road, Suite 500

Greensboro, North Carolina 27408

(Name and address of agent for service)

(336) 272-1338

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Howard Kenny

Robert G. Robison

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of The Fresh Market, Inc. (“The Fresh Market”) on Form S-8 (Registration No. 333-170414), filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2010 (the “Registration Statement”), which registered the offering of 3,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), pursuant to the terms of The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan, 1,000,000 shares of Common Stock pursuant to the terms of The Fresh Market, Inc. Employee Stock Purchase Plan and $10,000,000 of deferred compensation obligations pursuant to the terms of The Fresh Market Deferred Compensation Plan Amended and Restated Effective March 1, 2010 (“Deferred Compensation Obligations”).

On April 27, 2016, pursuant to the Agreement and Plan of Merger, dated as of March 11, 2016 (the “Merger Agreement”), by and among The Fresh Market, a Delaware corporation, Pomegranate Holdings, Inc., a Delaware corporation (“Parent”) and Pomegranate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into The Fresh Market with The Fresh Market surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, The Fresh Market has terminated all offerings of its Common Stock and Deferred Compensation Obligations pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by The Fresh Market in the Registration Statement to remove from registration by means of a post-effective amendment, any shares of Common Stock or Deferred Compensation Obligations which remain unsold or redeemed at the termination of the offering, The Fresh Market hereby removes and withdraws from registration all securities of The Fresh Market registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, the State of North Carolina, on this 27 day of April 2016.

THE FRESH MARKET, INC.

By:	/s/ Scott Duggan
Name:	Scott Duggan
Title:	Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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